Exhibit 99.2

Overland Storage Completes Acquisition of Tandberg Data

San Diego, CA – January 22, 2014 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today announced that it has completed its acquisition of Tandberg Data Holdings S.à r.l., a privately held global leader of data storage and data protection solutions. As previously announced, Overland received the necessary shareholder vote to complete the acquisition at its special shareholder meeting on January 16, 2014.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

Follow Overland on Twitter: http://www.twitter.com/OverlandStorage

Visit Overland on Facebook: http://www.facebook.com/OverlandStorage

Overland Storage and Tandberg Data are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

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